Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Madison Acquisition Ventures, Inc. on Form S-1/A of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated June 30, 2011, with respect to our audits of the financial statements of Madison Acquisition Ventures, Inc. as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009,and for the period August 17, 2006 (inception) to March 31, 2011 which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Bernstein & Pinchuk LLP

New York, New York
July 22,  2011